EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. DECLARES

SPECIAL DIVIDEND OF $5.00 PER SHARE

SOUTHPORT, CONNECTICUT, November 30, 2022--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that its Board of Directors declared a special dividend of $5.00 per share for stockholders of record as of December 15, 2022, payable on January 5, 2023.

Chief Executive Officer Christopher J. Killoy commented on the $5.00 per share special dividend, “Given our strong operational and financial performance, including our consistently positive cash flow, and our current cash balance of $220 million, we are returning a significant amount of our cash to shareholders. In the past ten years, we have returned over $590 million to our shareholders through our regular quarterly dividend, disciplined share repurchases, and our previous special dividends. During that period we reinvested over $300 million in capital expenditures to develop innovative new products and grow our Company. We also invested $28 million and brought the Marlin brand into our fold.”

Mr. Killoy concluded, “Our remaining cash holdings of approximately $130 million, coupled with our borrowing capacity, will allow us to continue to invest in capital expenditures in support of our commitment to new product development and innovation, maintain our quarterly dividend, and pursue opportunities that would generate further shareholder value.”

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About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For almost 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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